Exhibit 99.1

Victory Capital Announces New Share Repurchase Authorization

SAN ANTONIO--(BUSINESS WIRE)--May 26, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today announced that its Board of Directors has approved a new common stock repurchase program authorizing the repurchase of up to $15 million of its Class A Common Stock through December 31, 2021.

“Generating strong free cash flow underpins our ability to return capital to shareholders, through steady share repurchases and a modest cash dividend, while continuing to invest in the business and reduce debt,” said David Brown, Chairman and Chief Executive Officer. “The vast majority of our excess cash flow remains allocated to lowering debt to support strategic growth opportunities.”

The Company’s current $15 million stock repurchase authorization, initiated in September 2019, has been largely completed.

Under the new program, which will commence immediately upon completion of the current program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The share repurchase program may be suspended or discontinued at any time.

About Victory Capital

Victory Capital is a diversified global asset management firm with $131.8 billion in assets under management as of April 30, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com